PRIMADONNA RESORTS, INC.

            AMENDED AND RESTATED 1993 INCENTIVE PLAN

           (Amended and Restated as of March 28, 1997)

          1. Purpose of Plan. The purpose of this Amended and Restated 1993 Incentive Plan (referred to herein as the "Plan" and formerly known as the 1993 Stock Incentive Plan) of Primadonna Resorts, Inc., a Nevada corporation (the "Company"), is to enable the Company and its subsidiaries to attract, retain and motivate their employees and certain other eligible individuals by providing incentives related to equity interests in and the financial performance of the Company.

          2. Persons Eligible Under Plan. Except as otherwise limited for purposes of Section 6, any individual, including any director of the Company, who is an officer or employee of, or consultant or advisor to, the Company or any of its subsidiaries
(an "Eligible Person") shall be eligible to be considered for the grant of an award ("Award", which term shall mean either a Share-Based Award or a Cash-Based Award, each as defined in
Section 5) or Awards under this Plan, provided that in the case of a consultant or advisor, such person (directly or through an entity with which he or she is associated) renders or has rendered bona fide services of a nature similar to those services that may be rendered by employees (other than services in connection with the offering or sale of securities in a capital raising transaction) to the Company or a subsidiary.

          3.   Stock Subject to Plan.

          (a) Incentive Stock Option Limit. The maximum number of shares of Common Stock, $.01 par value per share, of the Company (the "Common Shares") that may be issued pursuant to options granted under this Plan and qualified as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") is three million (3,000,000), subject to adjustment as provided in or pursuant to Section 7.

          (b) Aggregate and Individual Share Limits. The maximum number of Common Shares that may be issued pursuant to all Awards (including ISOs) granted under this Plan is three million (3,000,000), subject to adjustment as provided in or pursuant to Section 7, and such maximum number, as so adjusted, shall be referred to as the "Share Limit". Common Shares that are issued pursuant to Awards and subsequently reacquired by the Company pursuant to the terms and conditions of such Awards ("Reacquired Common Shares") shall be available for reissue within the Share Limit. The aggregate number of shares of Common Stock subject to options and stock appreciation rights ("SARs") granted during any fiscal year to any individual shall be limited to 750,000, and maximum limit per individual on the number of shares in the aggregate subject to all Share-Based Awards (including options and SARs) under this Plan that are granted during any fiscal year shall be 750,000, subject to adjustment as provided in or pursuant to Section 7.

          (c) Share Reservation. No Award may be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of Common Shares issuable at any time pursuant to such Award, plus (ii) the number of Common Shares that have previously been issued pursuant to Awards granted under this Plan, other than Reacquired Common Shares available for reissue, plus (iii) the maximum number of Common Shares that may be issued at any time after such date of grant pursuant to Awards that are outstanding on such date, does not exceed the Share Limit.

          (d) Provisions for Certain Share-Related Cash Awards. The maximum number of Awards both related to or based upon shares and payable solely in cash under this Plan shall be based upon the number of shares referenced for purposes of determining the value or price of such Award and shall not, together with the number of shares previously issued and subject to then outstanding Awards payable (or deemed payable) in shares under this Plan, exceed the Share Limit.

          (e) Reissue of Awards and Shares. Cash-Based Awards (as defined in Section 5) and other Awards payable in cash or payable in cash or shares that are forfeited or for any reason are not so paid under this Plan, as well as Common Shares subject to Awards that expire or for any reason are terminated and are not issued, as well as shares reacquired pursuant to the terms of an Award, shall be available for subsequent Awards under this Plan. If an Award under this Plan is or may be settled only in cash, such Award need not be counted against any of the limits under this Section 3, except as may be required by Section 3(d) or Section 6(b) of this Plan or Section 162(m) of the Code and applicable regulations and interpretations thereunder ("Section 162(m)") to the extent required to preserve the status of an Award as "performance-based compensation" under Section 162(m).

          4.   Administration of Plan.

          (a) The Committee. This Plan shall be administered by and Awards shall be authorized by a committee (the "Committee") of the entire Board of Directors of the Company (the "Board") or a committee consisting of two or more directors designated by the Board for this purpose, provided that (i) with respect to Awards intended to satisfy the requirements for performance based compensation under Section 162(m), each member of the Committee so acting shall be an "outside director" (as such term is defined in or under Section 162(m)), and (ii) with respect to Awards intended to be granted by a disinterested committee for purposes of Rule 16b-3 under Section 16 ("Section 16") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such rule may be amended from time to time ("Rule 16b-3"), each member acting on the matter shall be a Non-Employee Director (as such term is defined in Rule 16b-3).

          (b) Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

               (i) adopt, amend and rescind rules, regulations and procedures relating to this Plan or its administration or the Awards granted under this Plan;

               (ii) determine which persons meet the requirements of Section 2 hereof for eligibility under this Plan and to which of such persons, if any, Awards will be granted under this Plan;

               (iii) grant Awards (including Performance-Based Awards (as such term is defined in Section 6)) to persons determined to be Eligible Persons and determine the terms and conditions of such Awards, including but not limited to the number of Common Shares issuable pursuant thereto, the times at which and conditions upon which Awards become exercisable or vest or shall expire or terminate, the fair market value of the Common Shares or Awards, from time to time, and/or the manner in which it will be determined, and the consideration, if any (but subject to applicable law), to be paid upon receipt, exercise or vesting of Awards;

               (iv) with respect to Performance-Based Awards, determine the applicable business criteria on which the grant, vesting, exercisability or payment of such Awards are based, establish performance goals with respect to such criteria, and determine and certify if and when such performance goals and other material conditions have been met;

               (v) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof;

               (vi) interpret and construe this Plan and the terms and conditions of any Award granted hereunder, whether before or after the date set forth in Section 9; and

               (vii) determine the circumstances under which, consistent with the provisions of Section 8, any outstanding
     Award may be amended;

which authority (except as to clause (ii) and (iii) above) shall remain in effect so long as any Award remains outstanding under this Plan.

          (c) Specific Committee Responsibility and Discretion Regarding Awards. Subject to the express provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, subject to such limitations as the Committee may from time to time impose, among other things, provisions that:

               (i) permit the recipient of such Award, including but not limited to any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or any applicable tax withholding obligation upon such issuance or in respect of such Award or Shares, in whole or in part, by any one or more of the following:

                    (A)  the delivery of previously owned shares
          of capital stock of the Company (including shares acquired as or pursuant to Awards) or other property,

                    (B)  a reduction in the amount of Common
          Shares or other property otherwise issuable pursuant to such Award, or

                    (C)  the delivery of a promissory note, the
          terms and conditions of which shall be determined by the Committee;

               (ii) accelerate the receipt of benefits pursuant to such Award upon the occurrence of specified events, including, without limitation, a change of control of the Company (including a Change in Control or an Event pursuant to Section 7 hereof), an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof, or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee;

               (iii)  qualify such Award as an Incentive Stock
     Option and/or a Performance-Based Award;

               (iv) extend the exercisability or term of any or all outstanding Awards, change the price of any or all outstanding Awards or otherwise change previously imposed terms and conditions, in the specified events described in clause (ii) above or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee, in each case subject to Section 8;

               (v)  authorize the conversion, succession or
     substitution of outstanding Awards upon the occurrence of an event of the type described in Section 7, or in other circumstances or upon the occurrence of other events as deemed appropriate by the Committee; and/or

               (vi) provide for automatic grants of Awards or successive Awards.

          (d) Binding Determinations. Any action taken by, or inaction of, the Company, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or officer of the Company shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself.

          (e)  Reliance on Experts.   In making any determination
or in taking or not taking any action under this Plan, the Board and the Committee may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

          (f)  Delegation.  The Committee may delegate
ministerial, non-discretionary functions to individuals who are officers or employees of the Company.

          (g) Bifurcation. Notwithstanding anything to the contrary in this Plan, the provisions of this Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of any Award Agreement (as defined in Section 5) (or this Plan) intended or required in order to satisfy the applicable requirements of Rule 16b-3 or Section 162(m), to the extent permitted thereby, are applicable only to persons subject to those provisions and to those Awards to those persons intended to satisfy the requirements of the applicable rule or rules thereunder.

     5. Awards.

          (a) Share-Based Awards. The Committee, on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with an Eligible Person that is not inconsistent with the provisions of this Plan and that by its terms, involves or might involve the issuance of (i) Common Shares, (ii) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a fixed or variable price related to the Common Shares or other equity securities of the Company and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any similar security with a value derived from the value of the Common Shares or other equity securities of the Company. The authorization of any such arrangement (including any benefits described in Section 5(e)) is referred to herein as the "grant" of a "Share-Based
Award." Share-Based Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and a Share-Based Award may consist of one such security or benefit, or two or more of them in any combination or alternative. If an option or stock appreciation right, or other Share-Based Award satisfies the conditions of Section 6, it shall be deemed to be granted thereunder.

          (b) Cash-Based Awards. The Committee, on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with any officer of the Company that is not inconsistent with the provisions of this Plan and that provides for a cash payment or benefit under this Plan, whether in lieu of, in addition to, independent of, or as a component of a Share-Based Award (a "Cash-Based Award"). Without limiting the generality of the foregoing, a Cash-Based Award may be in the form of a periodic cash bonus based upon the attainment of established performance criteria. Cash-Based Awards that meet the conditions of Section 6 shall be deemed to be granted thereunder.

          (c) Award Agreements. The Committee may authorize any officer (other than the particular recipient) to execute any or all agreements memorializing any grant of an Award by the Committee under this Plan. All Awards shall be evidenced by a writing executed on behalf of the Company (the "Award Agreement") and, if required by the Committee, by the recipient of the Award. Unless the Committee otherwise provides, Awards to persons described in Section 6(a) that are either granted or become vested, exercisable or payable based on attainment of one or more of the performance goals related to business criteria (identified in Section 6), shall be deemed Performance-Based Awards under
Section 6.

          (d) Price; Consideration. Common Shares may be issued pursuant to a Share-Based Award for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award, but shall not be issued for less than the minimum lawful consideration.

          (e) Loans. The Committee shall have the express authority to make or authorize loans to finance, or to otherwise accommodate the financing of, the acquisition or exercise of an Award, subject to Section 11(a).

          (f)  Transfer Restrictions.

               (i)  Limit On Exercise and Transfer.  Unless
     otherwise expressly provided in (or pursuant to) this
     Section 5(f), by applicable law or by the Award Agreement, as the same may be amended, (A) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (B) Awards shall be exercised only by the holder; and (C) amounts payable or shares issuable pursuant to an Award shall be delivered only to (or for the account of) the holder.

               (ii)  Certain Exceptions.  The Committee by
     express provision in the Award or an amendment thereto may permit an Award to be transferred to, exercised by and paid to certain persons or entities related to the participant, including but not limited to members of the participant's family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant's family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Board or the Committee, pursuant to such conditions and procedures as the Board or the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes and on a basis consistent with the Company's registration of securities (if applicable) and the incentive purposes of the Award and this Plan. Notwithstanding the foregoing, Awards intended as ISOs or restricted stock Awards for purposes of the Code shall be subject to any and all additional transfer restrictions necessary to preserve their status as ISOs or restricted shares, as the case may be, under the Code.

               (iii)  Further Exceptions to Limits On Transfer.
     The exercise and transfer restrictions in Section 5(f)(i) shall not apply to:

                    (A)  transfers to the Company,

                    (B)  the designation of a beneficiary to
          receive benefits in the event of the participant's death or, if the participant has died, transfers to or exercise by the participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

                    (C)  transfers pursuant to a domestic
          relations order (if approved or ratified by the Board or the Committee), if (in the case of ISOs) permitted by the Code,

                    (D)  if the participant has suffered a
          disability, permitted transfers to or exercises on behalf of the holder by his or her legal representative, or

                    (E)  the authorization by the Board or the
          Committee of "cashless exercise" procedures with third parties who finance or who otherwise facilitate the exercise of Awards consistent with applicable laws and the express authorization of the Committee.

          (g) Tax Withholding. Upon any exercise, vesting, or payment of any Award, the Company shall have the right at its option to (i) require the Eligible Person (or personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such transaction or
(ii) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash amount. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then fair market value, to satisfy such withholding obligation.

          6. Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, options or SARs granted with an exercise or base price not less than fair market value at the applicable date of grant to an Eligible Person who is either a salaried employee or an officer of the Company ("Eligible Employee"), designated herein as "Presumptively Qualifying Awards," shall be, and any of the other types of Awards listed in
Section 5(a) above and/or Cash-Based Awards, that satisfy the conditions of this Section 6 may be granted as Awards intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) ("Performance-Based Awards"). The grant, vesting, exercisability or payment of other Performance-Based Awards may depend on any one or more of the following "business criteria": Diluted EPS, EBITDA, Net Income, Operating EBITDA, Operating Income, Return on Assets, and Return on Equity, each as defined further in Exhibit A, in each case relative to a preestablished targeted level or levels (the "performance goals"), on an absolute or relative basis, for the Company on a consolidated basis or for one or more subsidiaries, segments or business units. (Financial terms are used as applied under generally accepted accounting principles and reflected in the Company's financial reporting.) The specific performance goals must be approved by the Committee: (i) no later than the first to occur of (A) 90 days after the commencement of the performance period (or before 25% of the performance period has elapsed), if the performance period is one year or less, (B) the date on which 25% of the relevant performance period has elapsed, if the performance period is more than one year, or (C) any other applicable deadline under Section 162(m); and (ii) while the performance relating to those goals remains substantially uncertain within the meaning of Section 162(m). The applicable performance measurement period for a Cash-Based Award may be not less than one fiscal quarter nor more than 6 years.

          (a) Eligible Class. The eligible class of persons for Awards under this Section 6 for Presumptively Qualifying Awards shall include Eligible Employees and the eligible class of persons for other Awards under this Section 6 shall be limited to officers of the Company designated by the Committee to receive an Award under this Section 6.

          (b) Maximum Award. In no event shall grants in any fiscal year to any one participant under this Section 6, together with grants of options and stock appreciation rights to the individual in that period, relate to more than 750,000 shares. Awards that are voluntarily cancelled or repriced during the fiscal year shall be counted against this limit to the extent required by Section 162(m). The aggregate amount of all Cash-Based Awards to be paid to any participant in respect of any fiscal year (including awards under any cash incentive compensation plan qualified under Section 6(f)) as Performance-Based Awards under this Plan shall not exceed $2,000,000 or, for any quarter, $500,000 or, for the remaining term of this Plan, an aggregate amount of $12,000,000.

          (c) Certification. Except as otherwise permitted under Section 162(m), before any Performance-Based Award under this Section 6 is paid, the Committee must certify that the performance goal and any other material terms of the Performance-Based Award were in fact satisfied.

          (d) Terms and Conditions of Awards. The Committee shall have discretion to determine the conditions, restrictions and other limitations, in accordance with the terms of this Plan and Section 162(m), on the payment of individual Performance-Based Awards under this Section 6. The Committee may reserve by express provision in any Award Agreement or authorizing resolution the right to reduce (but not increase) the amount payable in accordance with any standards or on any other basis (including the Committee's sole discretion) as the Committee deems appropriate.

          (e) Adjustments for Material Changes. Performance goals or other features of a Performance-Based Award may provide that they (a) shall be adjusted appropriately to reflect a change in corporate capitalization, a corporate transaction (such as a reorganization, combination, separation, or merger) or a complete or partial corporate liquidation, (b) shall be calculated either without regard for or to reflect any change in accounting policies or practices affecting the Company and/or the business criteria or performance goals or targets, and/or (c) shall be adjusted for any other circumstances or events, but only to the extent in each case that such adjustment or determination would be consistent with the requirements of Section 162(m) to qualify as performance-based compensation and with Section 7 and as specifically provided for in the applicable Award Agreement.

          (f) Bonus Compensation Plan Awards. The Committee may grant an Award hereunder linked to performance targets and methodologies for calculating bonuses established under any incentive compensation plan maintained by the Company (which may include, but shall not be limited to, quarterly incentive compensation Awards), provided the combined Award satisfies the express provisions of this Section 6. When an Award is made under a Company incentive compensation plan and is granted to an officer of the Company whose compensation is subject to the limits under Section 162(m), and when such Award is also made under and complies with the terms of this Section 6, such Award shall be a Performance-Based Award hereunder.

          (g) Limitation on Award Adjustments. To the extent required in the case of an Award intended as a Performance-Based Award for purposes of Section 162(m), the Committee shall have no discretion (i) to increase the amount of compensation or the number of shares that would otherwise be due upon the attainment of the applicable performance goal or the exercise of the option or SAR or (ii) to waive the achievement of any applicable performance goal as a condition to receiving a benefit or right under an Award.

          7.   Adjustments and Acceleration.

          (a) Adjustments. If (i) the outstanding securities of the class then subject to this Plan (the "outstanding shares")
(A) are increased, decreased, exchanged or converted as a result of a stock split (including a split in the form of a stock dividend), reverse stock split, or the like or (B) are exchanged for or converted into cash, property or a different number or kind of securities (or if cash, property or securities are distributed in respect of the outstanding shares), as a result of a reorganization, merger, consolidation, recapitalization, restructuring, or reclassification, or (ii) all or substantially all of the business and/or assets of the Company are sold, then, unless the terms of such transaction shall otherwise provide, the Committee shall make equitable, appropriate and proportionate adjustments in (x) the number and type of shares or other securities or cash or other property that may be acquired pursuant to ISOs and other Awards previously granted under this Plan, and (y) the maximum number and type of shares or other securities that may be issued pursuant to ISOs and other Awards thereafter granted under this Plan, and (z) such other terms as necessarily are affected by such event.

          (b) Acceleration. The Committee may provide in or by amendment to any Award Agreement and on such terms and conditions as it deems appropriate (which may include a unilateral right of the Committee to prevent such acceleration by advance notice) that, upon the occurrence of a Change in Control or an Event there shall be an acceleration of benefits under the Award and, more particularly: (i) any options granted as part of such Award which have not expired or terminated shall immediately become exercisable, (ii) any Common Shares purchased or acquired pursuant to the Award which are subject to the payment of consideration (if any) and conditions on vesting, transfer or other restrictions as may be established hereunder shall immediately vest free of restrictions, and (iii) other rights, including rights to payment, granted as or as part of the Award shall immediately vest and become payable to the holder of such Award. The Committee may accord any recipient of an Award which contains such acceleration provision the right to refuse any acceleration in such circumstances as the Committee may approve. Notwithstanding the foregoing, any acceleration of an Award shall comply with all applicable regulatory requirements, including without limitation Section 422 of the Code.

          "Change in Control" means the date on which either: (i) the Gary Primm Group own less than fifteen percent (15%) of the total voting power of all classes of the Company's voting stock, except as a result of sales made in order to pay estate taxes owing as a result of the death of Gary E. Primm; (ii) any Person other than the Gary Primm Group or the Primm Family, acting together in a manner which would constitute a group for the purposes of Section 13(d) of the Exchange Act (a "13(d) Group"), shall beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) voting power of all classes of the Company's voting stock equal to or greater than that owned by the Gary Primm Group; (iii) a 13(d) Group succeeds in having sufficient of its directors on the Board such that the 13(d) Group's directors will constitute a majority of the voting power of the Board; or (iv) Gary E. Primm shall cease to be the chairman of the Board, except as a result of his death or disability. For purposes of the foregoing: (i) "Gary Primm Group" shall mean Gary E. Primm, his executors, administrators, testamentary trustees, heirs, legatees and beneficiaries; (ii) "Person" shall mean any legal entity, including but not limited to any individual, corporation, group or assemblage, partnership, limited partnership, joint venture, association, joint stock company, or trust; and (iii) "Primm Family" shall mean, collectively, Janet Primm Rosa, Judith Primm Clemetson, Joyce Primm Schweickert, Roger B. Primm and Gregory B. Primm, their respective executors, administrators, testamentary trustees, heirs, legatees and beneficiaries.

          An "Event" means approval by the stockholders of the Company of any of the following: (i) the dissolution or liquidation of the Company; (ii) an agreement to merge or consolidate or otherwise reorganize, with or into one or more entities which are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Company; or (iii) the sale of all or substantially all of the Company's business and/or assets to a person or entity which is not a Subsidiary. For purposes of the foregoing, "Subsidiary" shall mean any corporation or other entity a majority or more of the outstanding voting power or voting stock of which is beneficially owned directly or indirectly by the Company.

          (c) Termination. If any option or other right to acquire Common Stock under this Plan has been fully accelerated as permitted by Section 7(b) but is not exercised prior to (i) a dissolution of the Company, or (ii) an Event after which the Company does not survive, such Option or right shall thereupon terminate, provided that (y) the Company or a successor shall have given to the participant at least ten (10) days notice of any such termination, and participant shall have had the right prior to or simultaneously with the consummation of such occurrence or transaction to exercise his or her option or right, or (z) the Committee shall have provided for the termination of the option or right by making an adjustment pursuant to Section 7(a).

          8. Amendment and Termination of Plan. The Board may amend or terminate this Plan at any time and in any manner. No amendment or termination of this Plan or change in or affecting any outstanding Award shall deprive in any material respect the recipient, without the consent of such recipient, of any of his or her rights or benefits under or with respect to the Award. Adjustments contemplated by Section 7 shall not be deemed to constitute a change requiring such consent.

          9. Term of Plan. No Award shall be granted under this Plan after April 27, 2003. Although Common Shares may be and/or cash may be issued after that date pursuant to Awards granted prior to such date, no Common Shares otherwise shall be issued under this Plan after such date. Notwithstanding the foregoing, any Award granted prior to such date may be amended after such date in any manner that would have been permitted prior to such date, except that no such amendment shall increase the number of shares subject to or comprising such Award, or extend the final expiration date of the Award or reduce (below the fair market value on the date of the amendment) the exercise price of or under such Award or increase the maximum amount of cash payable under the Award.

          10. Effective Date of Plan. This Plan originally became effective as of April 28, 1993, was amended on March 27, 1995 and (subject to approval by the affirmative votes of the holders of at least a majority of the Common Shares of the Company present, or represented, and entitled to vote at the 1997 annual meeting of stockholders) amended and restated as of March 28, 1997.

          11.  Legal Issues.

          (a) Compliance and Choice of Law; Severability. This Plan, the granting and vesting of Awards under this Plan and the issuance and delivery of shares of Common Stock and/or the payment of money under this Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with the laws of the state of incorporation of the Company. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan (subject to Section 11(b)) shall continue in effect.

          (b)  Plan Construction.

               (i) Rule 16b-3. It is the intent of the Company that transactions in and affecting Awards in the case of participants who are or may be subject to Section 16 satisfy any then applicable requirements of Rule 16b-3 so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under
     Section 16 in respect of those transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted as to avoid such conflict. If the conflict remains irrevocable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Company and is consistent with the purposes of this Plan as to such persons in the circumstances.

               (ii) Section 162(m). It is the further intent of the Company that options or stock appreciation rights granted as Awards with an exercise price or base price not less than their fair market value on the date of grant and Performance-Based Awards under (or, unless the Board or the Committee otherwise provides, Awards satisfying the requirements of) Section 5 or 6 that are granted to or held by a person who is or may be subject to Section 162(m) shall (except to the extent such Awards may be paid in connection with the participant's death or disability, or a change of control of the Company) qualify as "performance-based compensation" under Section 162(m), and this Plan and the authority of the Board and the Committee hereunder shall be interpreted consistent with such intent.

          (c) Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant Awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.

                          EXHIBIT A

             PERFORMANCE-BASED BUSINESS CRITERIA



Diluted EPS

     Diluted Earnings Per Share calculated on a fully diluted basis as determined in accordance with Generally Accepted Accounting Principles ("GAAP") and reflected in the Company's periodic financial reports for the applicable period.


EBITDA

     Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as determined in accordance with GAAP and reflected in the Company's periodic financial reports for the applicable period and in the case of Cash-Based Awards before bonus awards under the Company's annual bonus plan or this Plan.


Net Income

     Net Income as determined in accordance with GAAP and reflected in the Company's periodic financial reports for the applicable period.


Operating EBITDA

     Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), before: Pre-tax Earnings (Losses) from Unconsolidated Affiliates, Development Costs, Abandonment Losses, Pre-tax Earnings (Losses) from asset or business unit dispositions out of the ordinary course of business in an amount greater than $500,000, and EBITDA from business units or subsidiaries (if any) excluded from Operating EBITDA by the Compensation Committee in granting an award, all as determined in accordance with GAAP and reflected in the Company's periodic financial report for the applicable period or, to the extent any item is not so reflected, as reported to the Compensation Committee by the Company's independent auditors.


Operating Income

     Operating Income as determined in accordance with GAAP and reflected in the Company's periodic financial reports for the applicable period.


Return on Assets

     Net Income for the period divided by Average Total Assets as determined in accordance with GAAP and reflected in the Company's periodic financial reports for the applicable period.


Return on Equity

     Net Income for the period divided by Average Total Equity as determined in accordance with GAAP and reflected in the Company's periodic financial reports for the applicable period.

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